EXHIBIT 99.1

Pro-Fac Cooperative, Inc. 590 Willow Brook Office Park Fairport, New York 14450

CONTACT:	Pro-Fac Cooperative, Inc. (585) 218-4210

FOR IMMEDIATE RELEASE

PRO-FAC COOPERATIVE DECLARES DIVIDENDS AND ANNOUNCES EXPECTED CALLS
OF RETAINS AND NON-CUMULATIVE PREFERRED STOCK FOR FULL REDEMPTION
AND CLASS A CUMULATIVE PREFERRED STOCK FOR PARTIAL REDEMPTION

FAIRPORT, NEW YORK, July 11, 2007. Pro-Fac Cooperative to Redeem Retains and Shares of Preferred Stock: Pro-Fac Cooperative, Inc. (Nasdaq - CM: PFACP) announced today that it intends to redeem all of its retained earnings allocated to its members and all of its non-cumulative preferred stock and a portion of its Class A cumulative preferred stock. Pro-Fac intends to use the proceeds of a $120 million distribution made by Birds Eye Holdings LLC to Pro-Fac on July 11, 2007 based upon Pro-Fac’s ownership of Class B common units in Birds Eye Holdings LLC to finance the anticipated redemptions. The redemptions are conditioned upon Pro-Fac complying with the redemption notice requirements of its certificate of incorporation.

Pro-Fac expects to redeem all of its retained earnings on or about July 31, 2007 at a cost of approximately $6,771,000, and all 26,312 shares of its non-cumulative preferred stock outstanding on or about October 31, 2007 at a price of $25.00 per share for an aggregate redemption cost of approximately $658,000 related to the non-cumulative preferred stock. On or about October 31, 2007, Pro-Fac also expects to redeem sixty-four percent (64%) of its Class A cumulative preferred stock at a price of $25.00 per share. The number of shares of Class A cumulative preferred stock expected to be redeemed will not exceed 3,200,000 of the 4,929,272 shares of Class A cumulative preferred stock outstanding for an aggregate redemption cost of not more than $80,000,000 related to the Class A cumulative preferred stock.

Pro-Fac Cooperative Declares Dividends: In contemplation of the foregoing redemptions of preferred stock and pursuant to the terms of the Company’s non-cumulative preferred stock and Class A cumulative preferred stock, the Board of Directors of the Company has declared dividends of $.924 per share on its non-cumulative preferred stock, which dividends are payable on July 16, 2007 to shareholders of record on July 5, 2007, and include $.375 per share for the fourth quarter of the fiscal year ended June 30, 2007 and is in addition to the sum of $.549 per share previously set aside for payment on July 16, 2007.

The Company’s Board of Directors also declared dividends of $1.09 per share on its Class A cumulative preferred stock, in satisfaction of the remaining $.23 per share cumulated of the January 2007 dividend, $.43 per share cumulated of the April 2007 dividend, and $.43 for the last quarter of the June 30, 2007 fiscal year. The Class A cumulative preferred stock dividends are payable on July 31, 2007 to shareholders of record on July 21, 2007.

About Pro-Fac Cooperative, Inc.:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac’s Class A cumulative preferred stock is listed on The Nasdaq Capital Market under the stock symbol, “PFACP.” More information about Pro-Fac can be found on its web site at http://profaccoop.com/.

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events, including the redemption of retained earnings and shares of Pro-Fac Cooperative, Inc.’s Non-Cumulative Preferred Stock and the partial redemption of shares of Pro-Fac Cooperative, Inc.’s Class A Cumulative Preferred Stock and the payment of dividends thereon. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in the New York Cooperative Corporations Law and government regulations. Other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the risk factors discussed in the Company's quarterly report on Form 10-Q for its fiscal quarter ended March 24, 2007 and filed with the Securities and Exchange Commission on May 5, 2007. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

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